Exhibit (i.1)

GODFREY & KAHN, S.C.

ATTORNEYS AT LAW

780 NORTH WATER STREET

MILWAUKEE, WISCONSIN  53202

PHONE (414) 273-3500  FAX (414) 273-5198

October 21, 2004

NorCap Funds, Inc.

8010 Excelsior Drive, Suite 300

Madison, Wisconsin  53717

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion for the NorCap Growth Fund dated July 7, 2003.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.